EXHIBIT 99.1

Contact:
Investors:	Annette N. Arribas, CTP 724.514.1782 annette.arribas@ansys.com
Media:	Tom Smithyman 724.514.3076 tom.smithyman@ansys.com

ANSYS Appoints Robert Kocis as Vice President, Worldwide Sales and Support

PITTSBURGH, PA – July 14, 2014 – ANSYS, Inc. (NASDAQ:ANSS) today announced that Robert Kocis, a 16 year veteran of PTC Inc. (NASDAQ: PTC), has been appointed Vice President, Worldwide Sales & Support, effective immediately. Kocis will be responsible for providing leadership for the overall strategy and management of the activities of our global sales and support organization, and will be reporting directly to Jim Cashman, President and CEO.

Kocis succeeds Joseph Fairbanks who, as previously announced, decided to resign from the Company to pursue and achieve other career opportunities and personal goals. “Bob brings extensive experience and insights to ANSYS in his new role as the Vice President of Worldwide Sales & Support. With a career that has spanned sixteen years of progressive sales leadership, Bob will bring new perspectives and expertise that will add to the vast amount of talent within the ANSYS global team. We are excited that Bob has joined us to continue to drive our long-term vision of comprehensive, full-fidelity virtual prototypes enabling Simulation-Driven Product Development™,” said Jim Cashman, president and CEO. “I would also like to thank Joe for his many contributions to ANSYS over the years and wish him all the best in his future endeavors.”

Kocis has more than 20 years of experience in sales leadership and business management roles, and is a 16 year veteran of PTC Inc., a U.S.-based computer software company specializing in 2-D and 3-D design software, product lifecycle management, and service management solutions. At PTC, Kocis has served in a variety of positions, most recently as senior divisional vice president of Asia Pacific Sales and Distribution, where he had strategic sales leadership and general management oversight responsibilities for PTC’s operations across Asia. Kocis is a graduate of the United States Merchant Marine Academy with a B.S. in Marine Engineering Systems.

About ANSYS, Inc.

ANSYS brings clarity and insight to customers’ most complex design challenges through fast, accurate and reliable engineering simulation. Our technology enables organizations — no matter their industry — to predict with confidence that their products will thrive in the real world. Customers trust our software to help ensure product integrity and drive business success through innovation. Founded in 1970, ANSYS employs nearly 2700 professionals, many of them experts in engineering fields such as finite element analysis, computational fluid dynamics, electronics and electromagnetics, and design optimization. Headquartered south of Pittsburgh, Pennsylvania, U.S.A., ANSYS has more than 75 strategic sales locations throughout the world with a network of channel partners in 40+ countries. Visit www.ansys.com for more information. ANSYS also has a strong presence on the major social channels. To join the simulation conversation, please visit: www.ansys.com/Social@ANSYS ANSYS and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

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